Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
EVERGREEN ENERGY INC.

Pursuant to Section 242 of the Delaware General Corporation Law, William G. Laughlin hereby certifies that:

1.             He is the Vice President, General Counsel and Secretary of Evergreen Energy Inc., a Delaware corporation (the “Corporation”).

2.             At a meeting of the Board of Directors of the Corporation held on February 21, 2008, at which a quorum was present and acted throughout, resolutions were duly adopted setting forth an amendment to the Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A (the “Amendment”), declaring the Amendment to be advisable, and directing that a meeting of the stockholders be held for the purpose of voting upon the adoption of the Amendment.

3.             A meeting of the stockholders of the Corporation was held on June 17, 2008, pursuant to proper notice and in accordance with the Bylaws of the Corporation and the Delaware General Corporation Law.  At such meeting of the stockholders, the necessary number of shares of stock as required by the Delaware General Corporation Law and by the Corporation’s Restated Certificate of Incorporation were voted in favor of adopting the Amendment.

4.             The Amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by William G. Laughlin, its Vice President, General Counsel and Secretary, this 11th day of July, 2008.

/s/ William G. Laughlin
William G. Laughlin
Vice President, General Counsel and
Secretary

Exhibit A

AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
EVERGREEN ENERGY INC.

The Restated Certificate of Incorporation, as amended, is hereby further amended by deleting Article VI thereof in its entirety and replacing it with the following:

“ARTICLE VI

The number of directors shall be specified in the Bylaws of the Corporation, and any such number may from time to time be increased or decreased (but not below three) in the manner prescribed by the Bylaws.  The Board of Directors shall not be classified.  From and after the Corporation’s 2008 Annual Meeting of Stockholders, all directors shall be elected at each annual Meeting of Stockholders for a one-year term expiring at the next Annual Meeting of Stockholders; provided that the term of any director elected prior to the 2008 Annual Meeting of Stockholders shall be unaffected.  Each director shall serve until his or her successor shall have been elected and qualified or until his earlier death, resignation or removal.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum.  Any one director or the entire Board of Directors may be removed from office only for cause, upon the affirmative vote of the holders of a majority of the shares then entitled to vote at any meeting of stockholders called expressly for that purpose.”